Exhibit 10.91

FD U.S. COMMUNICATIONS, INC.

FTI CONSULTING, INC.

Second Amendment to Employment Agreement

Declan Kelly

DATED: DECEMBER 16, 2008

WHEREAS, FD U.S. Communications, Inc., a New York corporation, and FTI Consulting, Inc., a Maryland corporation (collectively referred to herein as the “Company”), and Declan Kelly (the “Employee”), entered into an employment agreement on October 3, 2006, which was subsequently amended on August 1, 2008 (collectively, the employment agreement and the amendment thereto are referred to herein as the “Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder in accordance with the provisions of Section 22 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

FIRST: The Agreement is hereby amended by deleting Section 30 of the Agreement in its entirety and substituting in its place a new Section 30 to read in full as follows:

“30. Section 409 Compliance.

“(a) It is intended that any income to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement will not be subject to interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). The provisions of this Agreement and such other agreements or arrangements will be interpreted and construed in favor of its meeting any applicable requirements of Code Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) this Agreement and any such other agreements or arrangements in order to conform with Code Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of interest and additional tax under Code Section 409A. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for any income to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement. In any event, the Company will have no responsibility for the payment of any applicable taxes on income to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Employee of a release of claims, Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Employee’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s termination of employment.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following Employee’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s termination of employment.

The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this Section during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse Employee the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, in each case, had such benefits commenced immediately upon Employee’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(d) For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Employee’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.”

SECOND: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this second amendment to the Agreement as of the date first written above.

FD U.S. COMMUNICATIONS, INC.

By:	/s/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	Director and Senior V.P.

FTI CONSULTING, INC.

By:	/s/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	Executive V.P. and General Counsel

EMPLOYEE

/S/ DECLAN KELLY
Declan Kelly

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